Chrysler Financial DaimlerChrysler Auto Trust 2005-B Monthly Servicer’s Certificate (KG)	Distribution Date: 08-Jun-05 Page 1 of 2

Payment Determination Statement Number	1
Distribution Date	08-Jun-05

Dates Covered	From and Including	To and Including
Collections Period	03-May-05	31-May-05
Accrual Period	18-May-05	07-Jun-05
30/360 Days	20
Actual/360 Days	21

	Number of
Collateral Pool Balance Data	Accounts	$ Amount

Pool Balance — Beginning of Period	125,413	2,137,500,207.96
Collections of Installment Principal		40,369,682.25
Collections Attributable to Full Payoffs		35,853,840.25
Principal Amount of Repurchases		0.00
Principal Amount of Gross Losses		45,156.32

Pool Balance — End of Period	122,956	2,061,231,529.14

Pool Statistics		End of Period

Initial Pool Balance (Pool Balance at the Purchase Date)		2,137,500,207.96
Pool Factor (Pool Balance as a Percent of Initial Pool Balance)		96.43%

Ending O/C Amount		140,516,336.36
Coverage Ratio (Ending Pool Balance as a Percent of Ending Notes)		107.32%

Cumulative Net Losses		34,813.82
Net Loss Ratio (3 mo. Weighted Avg.)		0.0195%
Cumulative Recovery Ratio		22.90%
60+ Days Delinquency Amount		378,343.72
Delinquency Ratio (3 mo. Weighted Avg.)		0.01840%

Weighted Average APR		6.845%
Weighted Average Remaining Term (months)		51.56
Weighted Average Seasoning (months)		11.79

Chrysler Financial DaimlerChrysler Auto Trust 2005-B Monthly Servicer’s Certificate (KG)	Distribution Date: 08-Jun-05 Page 2 of 2

Cash Sources
Collections of Installment Principal	40,369,682.25
Collections Attributable to Full Payoffs	35,853,840.25
Principal Amount of Repurchases	0.00	O/C Release (Prospectus pg S18-S20)
Recoveries on Loss Accounts	10,342.50	Pool Balance	2,061,231,529.14
Collections of Interest	10,927,155.22	Yield Supplement O/C Amount	(96,684,015.80)

Investment Earnings	75,979.38	Adjusted Pool Balance	1,964,547,513.34
Reserve Account	5,005,000.00

Total Sources	92,241,999.60	Total Securities	1,920,715,192.78

		Adjusted O/C Amount	43,832,320.56
Cash Uses

Servicer Fee	1,662,500.16	Target Overcollateralization Amount	98,227,375.67
A Note Interest	4,142,358.89
Priority Principal Distribution Amount	0.00	O/C Release Period?	No
B Note Interest	147,333.33
Reserve Fund	5,005,000.00	O/C Release	0.00
Regular Principal Distribution Amount	81,284,807.22
Distribution to Certificateholders	0.00

Total Cash Uses	92,241,999.60

Administrative Payment

Total Principal and Interest Sources	92,241,999.60
Investment Earnings in Trust Account	(75,979.38)
Daily Collections Remitted	(91,169,740.52)
Cash Reserve in Trust Account	(5,005,000.00)
Servicer Fee (withheld)	(1,662,500.16)
O/C Release to Seller	0.00

Payment Due to/(from) Trust Account	(5,671,220.46)

	Beginning	Ending	Principal	Principal per	Interest	Interest per
Notes	Balance	Balance	Payment	$1000 Face	Payment	$1000 Face	Original

Class A-1 402,000,000 @ 3.26%	402,000,000.00	320,715,192.78	81,284,807.22	202.2010130	764,470.00	1.9016667	402000000
Class A-2 620,000,000 @ 3.75%	620,000,000.00	620,000,000.00	0.00	0.0000000	1,291,666.67	2.0833333	620000000
Class A-3 680,000,000 @ 4.04%	680,000,000.00	680,000,000.00	0.00	0.0000000	1,526,222.22	2.2444444	680000000
Class A-4 240,000,000 @ 4.20%	240,000,000.00	240,000,000.00	0.00	0.0000000	560,000.00	2.3333333	240000000
Class B 60,000,000 @ 4.42%	60,000,000.00	60,000,000.00	0.00	0.0000000	147,333.33	2.4555555	60000000

Total Notes	2,002,000,000.00	1,920,715,192.78	81,284,807.22		4,289,692.22		2,002,000,000.00

     • Class A-1 Interest is computed on an Actual/360 Basis. Days in current period  21